UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 24, 2011
TRIPLE-S MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-33865	66-0555678
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
Registrant’s telephone number, including area code: 787-749-4949
1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920
(Address of Principal Executive Offices and Zip Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 24, 2011, Triple-S Salud, Inc., a Puerto Rico insurance company (“Triple-S”) and managed care subsidiary of Triple-S Management Corporation, and TS Acquisition Corp., a Puerto Rico corporation and wholly-owned subsidiary of Triple-S (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Socios Mayores en Salud Holdings, Inc., a Delaware corporation (“Socios Mayores”) and ultimate parent company of American Health, Inc., a Puerto Rico health care management organization (“American Health”), the principal stockholders of Socios Mayores (the “Principal Stockholders”) and Eugene D. Hill, III, as the representative of the stockholders of Socios Mayores (the “Company Stockholder Representative”).
     Under the terms of the Merger Agreement, Merger Sub will be merged with and into Socios Mayores, with Socios Mayores continuing as the surviving corporation and a wholly-owned subsidiary of Triple-S. The aggregate merger consideration payable as a result of the transaction will be approximately $82 million in cash, subject to a positive or negative adjustment based on, among other things, a calculation relating to the excess working capital of Socios Mayores and its subsidiaries as of the closing.
     The Merger Agreement contains various representations and warranties by the parties to such agreement and related indemnification obligations. The Merger Agreement also includes various covenants, including an agreement not to compete by certain former investors of Socios Mayores with the business of American Health. At closing, an $8.2 million escrow will be established from the merger consideration to fund Socios Mayores’ stockholders’ post-closing indemnification obligations. The escrow may be increased by any amounts received from the Centers for Medicare and Medicaid Services in connection with any settlement of risk-score adjustments for the year ending December 31, 2010. At least $4.1 million will be held in escrow for three years following closing. The transaction is subject to various closing conditions, including the approval of the Puerto Rico Commissioner of Insurance (which was obtained prior to the execution of the Merger Agreement) and the approval of the stockholders of Socios Mayores. The Merger Agreement may be terminated under certain circumstances.
     Triple-S will fund the acquisition of Socios Mayores, including payment of fees, commissions, and expenses incurred in connection with the acquisition, with unrestricted cash on hand. The transaction is expected to close on or prior to February 28, 2011.
     The foregoing summary of the proposed transaction and the terms and conditions of the Merger Agreement is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.
     The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Triple-S or Socios Mayores. The representations, warranties, and covenants contained in the Merger Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to stockholders. Stockholders should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Triple-S or Socios Mayores. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Triple-S’s public disclosures.
Item 8.01. Other Matters.
     On January 25, 2011, Triple-S Management Corporation issued a press release announcing that on Monday, January 24, 2011, its wholly-owned insurance subsidiary Triple-S Salud, Inc., agreed to acquire American Health.
     A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.
   (d) Exhibit
     The following exhibits shall be deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

2.1*	Agreement and Plan of Merger, dated as of January 24, 2011, by and among Triple-S Salud, Inc., TS Acquisition Corp., Socios Mayores en Salud Holdings, Inc., the Principal Stockholders and the Company Stockholder Representative.

99.1	Press Release of Triple-S Management Corporation, dated January 25, 2011.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Triple-S Management Corporation agrees to furnish a supplemental copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION
Date: January 26, 2011	By:	/s/ Ramón M. Ruiz-Comas
		Name:	Ramón M. Ruiz-Comas
		Title:	President & Chief Executive Officer